Exhibit 99.1

Electromed, Inc. Announces Fiscal 2024 First Quarter Financial Results

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2023 (“Q1 FY 2024”).

Q1 FY 2024 Financial Highlights

●	Net revenue increased 16% to $12.3 million in Q1 FY 2024, from $10.7 million in the first quarter of the prior fiscal year.

●	Operating income was $142,000, compared with $44,000 in the first quarter of the prior fiscal year.

●	Net income was $155,000 for the quarter, or $0.02 per diluted share, compared to $81,000, or $0.01 per diluted share in the first quarter of the prior fiscal year.

“The first quarter of our fiscal year ending June 30, 2024 was another strong quarter for Electromed, as our team performed at a high level in pursuit of our multiple strategic growth initiatives, including continued expansion of our sales team and ongoing launch of the new Clearway system,” said Jim Cunniff, President and Chief Executive Officer. “We generated strong revenue growth versus the prior year across all three revenue categories, homecare, hospital and international. The team seamlessly executed the reorganization of the reimbursement team for improved efficiency, more meaningful service metrics and service improvements for a frictionless clinical experience. We also launched an improved way of gathering, tracking and reporting patient quality of life feedback documentation to physicians. I am proud of the team for an impressive start to fiscal year 2024 and look forward to building on this momentum in the remainder of the fiscal year.”

Q1 FY 2024 Results

Net revenue for Q1 FY 2024 grew 16% over the first quarter of our fiscal year ended June 30, 2023 (“fiscal 2023”) to $12.3 million, from $10.7 million in the same period in fiscal 2023. The increase was primarily due to an increase in referrals, approvals and reimbursement rates.

Revenue in our direct homecare business increased year-over-year by 15.8% to $11.2 million, from $9.6 million in the same period in fiscal 2023.The increase in referrals was due to an increase in direct sales representatives. Field sales force employees totaled 59 at quarter end, 51 of which were direct sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q1 was $876,000, within Electromed’s annual target range of $850,000 to $950,000.

Gross profit increased to $9,498,000, or 77.1% of net revenues for Q1 FY 2024, from $8,331,000 or 78.2% of net revenues, in the same period in fiscal 2023. The increase in gross profit dollars in fiscal 2024 was primarily due to increased revenue. Gross margin rate decreased year over year as a result of increased material and labor costs.

Selling, general and administrative (“SG&A”) expenses were $9,150,000 for Q1 FY 2024, representing an increase of $1,161,000 or 14.5%, compared to the same period in fiscal 2023. The increase in SG&A expense was primarily due to increased payroll and compensation expense related to the higher average number of sales, sales support, marketing, and reimbursement personnel to process higher patient referrals.

Operating income for the quarter was $142,000, compared to $44,000 for the same period in the prior fiscal year. The increase in operating income was driven primarily by increased revenue.

Net income for Q1 FY 2024 was $155,000, or $0.02 per diluted share, compared to $81,000, or $0.01 per diluted share, for the same period in the prior fiscal year.

As of September 30, 2023, Electromed had $7.0 million in cash, $23.5 million in accounts receivable and no debt, achieving a working capital of $30.4 million and an increase in total shareholders’ equity of $0.6 million to $38.2 million. The cash balance reflects a decrease of $0.4 million compared to a decrease in cash of $2.2 million in the same period in the prior fiscal year. The decrease primarily resulted from payment of annual incentive compensation which is not expected to occur in the remaining quarters.

Conference Call and Webcast Information

The conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, November 7, 2023.

Interested parties may participate in the call by dialing (844) 826-3033 (Domestic) or (412) 317-5185 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s web site and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1638052&tp_key=fe01719b63

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 10183240. Additionally, an online replay will be available in the Investor Relations section of Electromed’s web site at: Events & Presentations | SmartVest

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the Covid-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2023	June 30, 2023
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$7,024,000	$7,372,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	23,455,000	24,130,000
Contract assets	544,000	487,000
Inventories	4,480,000	4,221,000
Prepaid expenses and other current assets	692,000	1,577,000
Total current assets	36,195,000	37,787,000
Property and equipment, net	5,534,000	5,672,000
Finite-life intangible assets, net	613,000	605,000
Other assets	143,000	161,000
Deferred income taxes	1,581,000	1,581,000
Total assets	$44,066,000	$45,806,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	1,057,000	1,372,000
Accrued compensation	1,844,000	3,018,000
Income tax payable	110,000	336,000
Warranty reserve	1,424,000	1,378,000
Other accrued liabilities	1,341,000	1,949,000
Total current liabilities	5,776,000	8,053,000
Other long-term liabilities	68,000	86,000
Total liabilities	5,844,000	8,139,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,579,050 and 8,555,238 shares issued and outstanding, as of September 30, 2023 and June 30, 2023, respectively	86,000	86,000
Additional paid-in capital	19,188,000	18,788,000
Retained earnings	18,948,000	18,793,000
Total shareholders’ equity	38,222,000	37,667,000
Total liabilities and shareholders’ equity	$44,066,000	$45,806,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended September 30
	2023	2022
	(Unaudited)	(Unaudited)
Net revenues	$12,324,000	$10,658,000
Cost of revenues	2,826,000	2,327,000
Gross profit	9,498,000	8,331,000

Operating expenses
Selling, general and administrative	9,150,000	7,989,000
Research and development	206,000	298,000
Total operating expenses	9,356,000	8,287,000
Operating income	142,000	44,000
Interest income, net	77,000	4,000
Net income before income taxes	219,000	48,000

Income tax expense (benefit)	64,000	(33,000)

Net income	$155,000	$81,000

Income per share:
Basic	$0.02	$0.01

Diluted	$0.02	$0.01

Weighted-average common shares outstanding:
Basic	8,537,388	8,445,893
Diluted	8,782,824	8,689,377

Electromed, Inc.

Condensed Statements of Cash Flows

	Three Months Ended September 30,
	2023	2022
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$155,000	$81,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	202,000	134,000
Amortization of finite-life intangible assets	12,000	20,000
Share-based compensation expense	371,000	95,000
Deferred income taxes	-	6,000
Changes in operating assets and liabilities:
Accounts receivable	675,000	95,000
Contract assets	(57,000)	(167,000)
Inventories	(240,000)	(500,000)
Prepaid expenses and other current assets	901,000	(125,000)
Income tax payable, net	(226,000)	(175,000)
Accounts payable and accrued liabilities	(863,000)	(26,000)
Accrued compensation	(1,174,000)	(1,132,000)
Net cash used in operating activities	(244,000)	(1,694,000)

Cash Flows From Investing Activities
Expenditures for property and equipment	(109,000)	(241,000)
Expenditures for finite-life intangible assets	(24,000)	(15,000)
Net cash used in investing activities	(133,000)	(256,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	29,000	-
Taxes paid on net share settlement of stock option exercises	-	(60,000)
Repurchase of common stock	-	(145,000)
Net cash provided by (used in) financing activities	29,000	(205,000)
Net decrease in cash	(348,000)	(2,155,000)

Cash And Cash Equivalents
Beginning of period	7,372,000	8,153,000
End of period	$7,024,000	$5,998,000

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.